Exhibit 95
MINE SAFETY DISCLOSURE
We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 20 and 16 inspections at 19 and 15 of our mines during the three months ended June 30, 2012 and 2011, respectively. There were no reportable citations or orders following 16 and 13 of those inspections during the three months ended June 30, 2012 and 2011, respectively. The chart below presents the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA during the three months ended June 30, 2012 and 2011. With respect to this information, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount or dismissed.

	Three Months Ended June 30,
Name of Mine	2012	2011
Bradshaw Pit	2	—
Freeman Quarry	2	—
Indio Plant	1	—
Vernalis Plant	2	—
Highway 175 Quarry	—	2
Rosemary	—	1
Utah Portable Crusher #4	—	1
Total	7	4

During the three months ended June 30, 2012 and 2011, with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.

•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section104(d) of the Mine Act.
•MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.

•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•We did not experience any mining-related fatalities.

•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•	There were no legal actions pending before the Federal Mine Safety and Health Review Commission, and there were no such legal actions instituted or resolved.

•	Proposed assessments from the MSHA during the three months ended June 30, 2012 and 2011 were $1,321 and $2,419, respectively.